Filed Pursuant to Rule 424(b)(5)
Registration No. 333-279344

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 18, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

TO THE PROSPECTUS DATED MAY 10, 2024

Depositary Shares Each Representing a 1/40th Interest in a Share of     % Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B

We are offering      depositary shares, each representing a 1/40th ownership interest in a share of our     % Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share (the “Series B Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series B Preferred Stock). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series B Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). You must exercise any such rights through the depositary.

We will pay dividends on the Series B Preferred Stock, if, when and as declared by our Board of Directors (or a duly authorized committee thereof), to the extent that we have lawfully available funds to pay dividends. If declared, dividends will accrue and be payable from the original issue date quarterly in arrears at a rate of % per annum, on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2024. Upon payment of any dividends on the Series B Preferred Stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Series B Preferred Stock will not be cumulative. If for any reason our Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series B Preferred Stock for any dividend period, that dividend will not accrue or be payable and we will have no obligation to pay any dividends for that dividend period, whether or not dividends on the Series B Preferred Stock are declared for any future dividend period. Dividends on the Series B Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including (but not limited to) the capital adequacy regulations and policies established by the Board of Governors of the Federal Reserve System.

We may redeem the Series B Preferred Stock at our option, subject to regulatory approval (if then required), (1) in whole or in part, from time to time, on any dividend payment date on or after August 1, 2029 or (2) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends and, in the case of a redemption following a regulatory capital treatment event, the pro-rated portion of dividends, whether or not declared, for the dividend period in which such redemption occurs. If we redeem the Series B Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares.

We will apply to list the depositary shares on the New York Stock Exchange (the “NYSE”) under the symbol “BOHPrB.” Trading of the depositary shares is expected to commence within the 30-day period following the original issue date of the depositary shares. Our common stock is listed on the NYSE under the symbol “BOH.”

The Series B Preferred Stock will not have any voting rights, except the limited ones set forth under “Description of the Series B Preferred Stock—Voting Rights” beginning on page S-28.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-14, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and other reports that we file with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Neither the depositary shares nor the Series B Preferred Stock are a savings account, deposit or other obligation of a bank and neither are insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.

	Public Offering Price	Underwriting Discount (1)	Proceeds to Issuer (Before Expenses)
Per depositary share	$	$	$
Total	$	$	$

(1)

The underwriting discount is calculated using a weighted average amount of $ per depositary share for retail orders (    depositary shares) and $ per depositary share for institutional orders (    depositary shares). See “Underwriting” for additional disclosure regarding the underwriting discount and estimated offering expenses payable by us.

The underwriters expect to deliver the depositary shares in book-entry only form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), against payment in New York, New York on or about     , 2024.

We expect to deliver the depositary shares against payment for the depositary shares on or about the date specified in the immediately prior paragraph, which will be the      business day following the date of the pricing of the depositary shares (“T+     ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares prior to the first business day preceding the settlement date will be required, by virtue of the fact that the depositary shares initially will settle in T+      , to specify alternative settlement arrangements to prevent a failed settlement.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Keefe, Bruyette & Woods	Wells Fargo Securities
A Stifel Company

The date of this prospectus supplement is June  , 2024

Prospectus Supplement

Prospectus

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of depositary shares. The second part, the accompanying prospectus dated May 10, 2024, which is part of our Registration Statement on Form S-3, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement and the accompanying prospectus may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede any such information in the accompanying prospectus.

In making your investment decision, it is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. You should also read and consider the information in the documents to which we have referred you in “Incorporation by Reference” in this prospectus supplement.

Neither we nor any of the underwriters have authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you.

Neither we nor any of the underwriters is making an offer to sell or soliciting offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide you in connection with this offering or other offering material filed by us with the SEC is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Our business, financial condition, liquidity, results of operations and growth prospects may have changed since those dates.

For investors outside the United States: Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any such free writing prospectus outside of the United States.

Notice to Prospective Investors in the European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of depositary shares in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in any Member State of the EEA of depositary shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of depositary shares in the EEA other than to Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS –The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the depositary shares offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the depositary shares offered hereby or any of their contents.

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of depositary shares in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of depositary shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of depositary shares in the United Kingdom other than to UK Qualified Investors.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive 2014/65/EU, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom (“UK MiFIR”); or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law in the United Kingdom (the “UK PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you in making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information set forth in “Risk Factors,” our consolidated financial statements and the related notes thereto and the other information incorporated by reference herein and therein, before making an investment decision.

Our Company

We are a Delaware corporation and a bank holding company headquartered in Honolulu, Hawai‘i. Our principal operating subsidiary, Bank of Hawaii (the “Bank”), was organized on December 17, 1897, and is chartered by the State of Hawai‘i. The Bank’s deposits are insured by the FDIC, and the Bank is a member of the Federal Reserve System. As of March 31, 2024, the Bank delivered products and services to consumers through 50 branch locations and 315 ATMs throughout Hawai‘i and the Pacific Islands, a customer services center, e-Bankoh (online banking service) and a mobile baking service.

The Bank, directly and through its subsidiaries, provides a broad range of financial products and services primarily to customers in Hawai‘i, Guam, and other Pacific Islands. The Bank’s subsidiaries include, among others, Bankoh Investment Services, Inc. and Pacific Century Life Insurance Corporation, and are engaged in securities brokerage, investment advisory services, and providing credit insurance.

Recent Developments

On May 31, 2024, Moody’s Investors Service, Inc. (“Moody’s”) placed all long-term ratings and assessments of Bank of Hawai‘i Corporation and the Bank on review for downgrade. Moody’s noted that if a downgrade was to occur upon completion of the review, any such downgrade of the long-term ratings and assessments will likely be restricted to one notch, although no assurance can be given that Moody’s will not take a more adverse ratings action. See “Risk Factors—Risks Relating to This Offering—There has been recent adverse credit rating action by Moody’s and there could be further action that has a negative effect on the market price of the depositary shares, and credit ratings generally may not reflect all risks associated with an investment in the Series B Preferred Stock and the depositary shares offered hereby” on page S-16 of this prospectus supplement for additional information.

Additional Information

Our corporate headquarters and principal executive offices are located at 130 Merchant Street, Honolulu, Hawai‘i 96813. Our telephone number at that address is (888) 643-3888. Our internet address is www.boh.com. Information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

As used in this section, references to “Bank of Hawai‘i Corporation,” “the Issuer,” “we,” “us” and “our” mean Bank of Hawaii Corporation, excluding its subsidiaries.

Issuer	Bank of Hawai‘i Corporation

Securities Offered	depositary shares, each representing a 1/40th ownership interest in a share of % Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share (the “Series B Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series B Preferred Stock). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series B Preferred Stock represented by such depositary share, to all the rights and preferences of the Series B Preferred Stock represented thereby (including with respect to dividends, voting, redemption and liquidation rights). We reserve the right to re-open this series of preferred stock and issue additional shares of the Series B Preferred Stock either through public or private sales at any time and from time to time; provided that we will only issue such additional shares if they are fungible with the outstanding Series B Preferred Stock for U.S. federal income tax purposes. Upon issuance, the additional shares would form a single series with the Series B Preferred Stock underlying the depositary shares issued in this offering.

Dividends	We will pay dividends on the Series B Preferred Stock, if, when and as declared by our Board of Directors or a duly authorized committee of our Board of Directors. If declared, dividends will accrue and be payable from the original issue date quarterly in arrears at a rate of % per annum. See also “—Dividend Payment Dates” below. Upon payment of any dividends on the Series B Preferred Stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Series B Preferred Stock will not be cumulative or mandatory. If our Board of Directors or a duly authorized committee of our Board of Directors does not declare a dividend on the Series B Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividends for that dividend period, whether or not our Board of Directors or a duly authorized committee of our Board of Directors declares a dividend on the Series B Preferred Stock for any future dividend period.

Our ability to pay dividends is subject to compliance with applicable law and bank regulatory requirements, including (but not limited to) the capital adequacy regulations and policies established by the Board of Governors of the Federal Reserve System (or any successor regulatory authority, the “Federal Reserve”).

While the Series B Preferred Stock is outstanding, unless, in each case, the full dividends for the immediately preceding dividend period on all outstanding shares of Series B Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside:

•

no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (including, without limitation, our common stock), other than:

•	a dividend payable solely in junior stock, or

•	any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under any such plan;

•

no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by us) other than:

•	as a result of a reclassification of junior stock for or into other junior stock;

•	the exchange or conversion of one share of junior stock for or into another share of junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; or

•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•

no shares of parity stock (including the Series A Preferred Stock, as defined below), if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by us), during a dividend period, other than:

•	pursuant to pro rata actions applicable to the Series B Preferred Stock and such parity stock, if any;

•	as a result of a reclassification of parity stock for or into other parity stock;

•	the exchange or conversion of parity stock for or into other parity stock or junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock; or

•	the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

While the Series B Preferred Stock is outstanding, unless the full dividends for the immediately preceding dividend period on all outstanding shares of Series B Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside, no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any securities that rank equally with the Series B Preferred Stock (including the Series A Preferred Stock), subject to the exceptions noted above. When dividends are not paid in full upon the shares of Series B Preferred Stock and parity stock (including the Series A Preferred Stock), if any, for the immediately preceding period and, in the case of parity stock entitled to cumulative dividends, the related prior periods, all dividends declared upon shares of Series B Preferred Stock and parity stock (including the Series A Preferred Stock), if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series B Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock (including the Series A Preferred Stock), if any, on a per share basis for the related prior periods, as the case may be, bear to each other. Dividends on the Series B Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy regulations and policies of the Federal Reserve. See “Description of the Series B Preferred Stock—Dividends—Additional Information” beginning on page S-24.

Dividend Payment Dates	Dividends on the Series B Preferred Stock will be payable if, when and as declared by our Board of Directors or a duly authorized committee of our Board of Directors, quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2024 (each a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid.

No Maturity Date; Redemption at Our Option

The Series B Preferred Stock is perpetual, has no maturity date, and we are not required to redeem or repurchase, nor are holders of the Series B Preferred Stock or depositary shares entitled to require that we redeem, the Series B Preferred Stock at any time. However, subject to regulatory approval (if then required), we may redeem the Series B Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after August 1, 2029 or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends and, in the case of a redemption following a regulatory capital treatment event, the pro-rated portion of dividends, whether or not declared, for the dividend period in which such redemption occurs. If we redeem the Series B Preferred Stock, the depositary will redeem a proportionate number of depositary shares from holders. Accordingly, the Series B Preferred Stock and depositary shares will remain outstanding indefinitely unless and until we decide to exercise our redemption option and receive the prior approval of the Federal Reserve.

Any redemption of the Series B Preferred Stock is subject to our receipt of prior approval by the Federal Reserve (if then required) and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Series B Preferred Stock.

Liquidation Rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series B Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends before we make any distribution of assets to the holders of our common stock or any other class or series of shares of junior stock. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series B Preferred Stock and pro rata as to the Series B Preferred Stock and any other shares of our stock ranking equally as to such distribution, if any.

Ranking	Shares of the Series B Preferred Stock will rank, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up:

•	senior to our common stock and any other class or series of stock that, by its terms, is junior to the Series B Preferred Stock;

•	junior to any of our existing and future indebtedness; and

•

on a parity with the Series A Preferred Stock and at least equally with each other series of our preferred stock, if any, we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior series that may be issued with the consent of the requisite number of holders of the Series B Preferred Stock and all other parity stock, if any). See “Description of the Series B Preferred Stock—Voting Rights—Other Voting Rights.”

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment after satisfaction of all claims for indebtedness and other non-equity claims.

Voting Rights	Holders of the Series B Preferred Stock and the depositary shares will have limited voting rights. See “Description of the Series B Preferred Stock—Voting Rights”

Preemptive and Conversion Rights	None.

Listing	We will apply to list the depositary shares on the NYSE under the symbol “BOHPrB.” Trading of the depositary shares on the NYSE is expected to commence within the 30-day period following the original issue date of the depositary shares.

Tax Consequences	For a discussion of the material U.S. federal income tax consequences relating to the Series B Preferred Stock and the depositary shares, see the section entitled “Material United States Federal Income Tax Consequences” beginning on page S-37 in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds to us from the sale of depositary shares in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $ million. We intend to use the net proceeds from our sale of the depositary shares in this offering for general corporate purposes, which may include supporting asset growth. See “Use of Proceeds.”

Depositary Agent, Transfer Agent & Registrar	Computershare, Inc. and Computershare Trust Company, N.A. will be the joint depositary agent, transfer agent and registrar for the Series B Preferred Stock.

Risk Factors	See the section entitled “Risk Factors” beginning on page S-14, as well as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and in other reports that we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of matters you should consider before making a decision to invest in the depositary shares.

Summary Historical Financial Information

The following tables set forth selected historical consolidated and combined financial information. The selected historical information at March 31, 2024 and for the three months ended March 31, 2024 and 2023 is unaudited and has been derived from our unaudited historical condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. The selected historical consolidated financial information at December 31, 2023 and 2022 and for the fiscal years ended December 31, 2023, 2022 and 2021 has been derived from our historical consolidated financial statements, which have been audited by Ernst & Young LLP and are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

The results for the three months ended March 31, 2024 are not necessarily indicative of the results that may be expected for the full fiscal year. Additionally, our historical results are not necessarily indicative of the results expected for any future period. You should read this information in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto, which are included in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Condensed Consolidated and/or Combined Statements of Earnings Information

($ in thousands, except per share data)	Three Months Ended March 31,		Years Ended December 31,
	2024	2023	2023	2022	2021
Interest Income	$210,356	$188,332	$810,375	$597,366	$526,716
Interest Expense	96, 418	52,377	313,350	56,808	29,426

Net Interest Income	113,938	135,955	497,025	540,558	497,290
Provision (Reversal) for Credit Losses	2,000	2,000	9,000	(7,800)	(50,500)
Noninterest Income	42,285	40,737	176,609	157,541	171,353
Noninterest Expense	105,859	111, 919	437,518	415,265	393,589

Income Before Provision for Income Taxes	48,364	62,773	227,116	290,634	325,554
Provision for Income Taxes	11,973	15,931	55,914	64,830	72,182

Net Income	$36,391	$46,842	$171,202	$225,804	$253,372

Per Share Data
Basic Earnings	$0.87	$1.14	$4.16	$5.50	$6.29
Diluted Earnings	0.87	1.14	4.14	5.48	6.25
Cash Dividends	0.70	0.70	2.80	2.80	2.74

Condensed Consolidated and/or Combined Statements of Financial Position Information

	At March 31,	At December 31,
($ in thousands)	2024	2023	2022
Assets:
Interest-Bearing Deposits in Other Banks	$2,742	$2,761	$3,724
Funds Sold	673,489	690,112	81,364
Investment Securities Available for Sale	2,352,051	2,408,933	2,844,823
Investment Securities Held to Maturity(1)	4,913,457	4,997,335	5,414,139

	At March 31,	At December 31,
($ in thousands)	2024	2023	2022
Loans Held for Sale	2,182	3,124	1,035
Net Loans and Leases	13,706,173	13,818,623	13,501,981

Total Earnings Assets	21,650,094	21,920,888	21,847,066
Cash and Due From Banks	215,290	308,071	316,679
Premises and Equipment, Net	192,486	194,855	206,777
Operating Lease Right-of-Use Assets	85,501	86,110	92,307
Accrued Interest Receivable	67,887	66,525	61,002
Foreclosed Real Estate	2,672	2,098	1,040
Mortgage Servicing Rights	20,422	20,880	22,619
Goodwill	31,517	31,517	31,517
Bank-Owned Life Insurance	468,206	462,894	453,882
Other Assets	686,785	639,458	573,988

	$23,420,860	$23,733,296	$23,606,877

Liabilities:
Deposits
Noninterest-Bearing Demand	$5,542,930	$6,058,554	$6,714,982
Interest-Bearing Demand	3,823,224	3,749,717	4,232,567
Savings	8,231,245	8,189,472	7,962,410
Time	3,079,187	3,057,302	1,705,737

	20,676,586	21,055,045	20,615,696
Securities Sold Under Agreements to Repurchase	150,490	150,490	725,490
Other Debt	560,163	560,190	410,294
Operating Lease Liabilities	94,104	94,693	100,526
Retirement Benefits Payable	23,365	23,673	26,991
Accrued Interest Payable	37,081	41,023	9,698
Taxes Payable	7,378	7,636	7,104
Other Liabilities	435,716	386,304	394,083

	21,984,883	22,319,054	22,289,882
Shareholders’ Equity:
Preferred Stock ($0.01 par value, 180,000 shares authorized)(2)	180,000	180,000	180,000
Common stock ($0.01 par value, 500,000,000 shares authorized)(3)	584	583	582
Capital Surplus	640,663	636,422	620,578
Accumulated Other Comprehensive Loss	(383,581)	(396,688)	(434,658)
Retained Earnings	2,114,729	2,107,569	2,055,912
Treasury Stock, at cost(4)	(1,116,418)	(1,113,644)	(1,105,419)

	1,435,977	1,414,242	1,316,995

	$23,420,860	$23,733,296	$23,606,877

(1)	Fair Value: March 31, 2024 – $4,104,622; December 31, 2023 – $4,253,637; December 31, 2022 – $4,615,393.
(2)	Issued / Outstanding: March 31, 2024 and December 31, 2023 – 180,000; December 31, 2022 – 180,000.
(3)	Issued / Outstanding: March 31, 2024 – 58,753,708 / 39,720,724; December 31, 2023 – 58,755,465 / 39,753,138; December 31, 2022 – 58,733,625 / 39,835,750.
(4)	Shares: March 31, 2024 – 19,032,984; December 31, 2023 – 19,002,327; December 31, 2022 – 18,897,875.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “projects,” “targets” and other similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could” are intended to help identify such forward-looking statements. These statements are not historical facts, but instead represent management’s current expectations, plans or forecasts and are based on the beliefs and assumptions of management, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and are often beyond our control. As a result, actual results could differ materially from those indicated in these forward-looking statements because of a variety of risks and uncertainties, including, but not limited to:

•	general economic conditions that either nationally, internationally, or locally may be different than expected, and particularly, any event that negatively impacts the tourism industry in Hawai‘i;

•

the compounding effects of the COVID-19 pandemic, including reduced tourism in Hawai‘i, the duration and scope of government mandates or other limitations of or restrictions on travel, volatility in the international and national economy and credit markets, inflation, worker absenteeism, quarantines or other travel or health-related restrictions, the length and severity of the COVID-19 pandemic, the pace of recovery following the COVID-19 pandemic, and the effect of government, business and individual actions intended to mitigate the effects of the COVID-19 pandemic;

•	changes in market interest rates that may affect credit markets and our ability to maintain our net interest margin;

•	changes in our credit quality or risk profile that may increase or decrease the required level of our reserve for credit losses;

•	the impact of legislative and regulatory initiatives;

•	further action by Moody’s or other credit rating agencies with respect to the Series B Preferred Stock and the depositary shares offered hereby or otherwise;

•	changes to the amount and timing of proposed common stock repurchases, including pursuant to our share repurchase program established in July 2001;

•

unanticipated changes in the securities markets, public debt markets, and other capital markets in the U.S. and internationally, including, without limitation, the elimination of the London Interbank Offered Rate (“LIBOR”) as a benchmark interest rate;

•	changes in fiscal and monetary policies of the markets in which we operate;

•	the increased cost of maintaining or our ability to maintain adequate liquidity and capital, based on the requirements adopted by the Basel Committee on Banking Supervision and U.S. regulators;

•	changes in accounting standards;

•	changes in tax laws or regulations or the interpretation of such laws and regulations;

•	any failure in or breach of our operational systems, information systems or infrastructure, or those of our merchants, third party vendors and other service providers;

•	any interruption or breach of security of our information systems resulting in failures or disruptions in customer account management, general ledger processing, and loan or deposit systems;

•

natural disasters, public unrest or adverse weather, public health, disease outbreaks, and other conditions impacting us and our customers’ operations or negatively impacting the tourism industry in Hawai‘i;

•	competitive pressures in the markets for financial services and products;

•	actual or alleged conduct which could harm our reputation; and

•	the impact of litigation and regulatory investigations of us, including costs, expenses, settlements, and judgments.

See “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated by our subsequent filings under the Exchange Act, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and our Current Reports on Form 8-K and any amendments thereof, for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by the federal securities laws.

RISK FACTORS

You should carefully consider the following risks, as well as those included in our Annual Report on Form 10-K for the year ended December 31, 2023, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and in other reports that we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the depositary shares. These risks could materially and adversely affect our business, results of operations, liquidity, financial condition and prospects and cause the market price of the depositary shares to decline. You could lose part or all of your investment.

Risks Relating to This Offering

You are making an investment decision about both the depositary shares and the Series B Preferred Stock.

As described in this prospectus supplement, we are offering depositary shares representing fractional interests in the Series B Preferred Stock. The depositary will rely solely on the payments it receives on the Series B Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities.

The Series B Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness, and our ability to pay dividends on the Series B Preferred Stock may be limited by regulatory policies and requirements.

The shares of Series B Preferred Stock will be equity interests in us and will not constitute indebtedness. This means that the depositary shares, which represent fractional interests in the Series B Preferred Stock, will rank junior to all existing and future indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including claims in the event of our liquidation. As of March 31, 2024, our total consolidated liabilities, including indebtedness and deposit liabilities (excluding, in each case, intercompany liabilities), were approximately $22.0 billion, and total deposit liabilities (excluding intercompany balances) were approximately $20.7 billion. We may incur additional liabilities (including indebtedness) in the future. Our existing and future indebtedness may restrict payment of dividends on, and redemption of, the Series B Preferred Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Series B Preferred Stock (and indirectly the depositary shares), (1) dividends will be payable only if, when, and as declared by our Board of Directors or a duly authorized committee of our Board of Directors, (2) dividends will not accumulate if they are not declared and (3) as a Delaware corporation, we may make dividend payments and redemption payments only out of funds legally available under Delaware law.

Also, as a bank holding company, our ability to declare and pay dividends is subject to various regulatory policies and requirements relating to capital actions. In particular, the federal banking agencies’ capital rules set forth criteria for qualifying additional Tier 1 capital instruments, including that any dividends on such instruments only be paid out of a banking organization’s net income, retained earnings and surplus related to other additional Tier 1 capital instruments. In addition, the Federal Reserve has the authority to prohibit bank holding companies, including us, from paying dividends if such payment would be an unsafe or unsound banking practice. The Federal Reserve has indicated generally that it may be an unsafe or unsound practice for a bank holding company to pay dividends on common stock and preferred stock unless the bank holding company’s net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the company’s capital needs, asset quality and overall financial condition. These policies could materially and adversely affect our ability to pay dividends or may result in additional limitations on our ability to pay dividends on or redeem shares of the Series B Preferred Stock (and indirectly the depositary shares). Furthermore, because we are a bank holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series B Preferred Stock, to participate in the assets of any of our subsidiaries, upon that subsidiary’s liquidation, receivership or recapitalization may be subject to the prior claims of that subsidiary’s receiver or creditors, except to the extent that we are a creditor with recognized claims against the subsidiary, and any preferred equity holders of such subsidiary.

Further, the Federal Reserve’s capital rules include a capital conservation buffer. The buffer can be satisfied only with common equity Tier 1, or “CET1,” capital. If our capital ratios do not satisfy minimum requirements plus the capital conservation buffer, we will face graduated constraints on, among other things, capital distributions (including dividends on the Series B Preferred Stock (and indirectly the depositary shares)) based on the amount of the shortfall and the amount of “eligible retained income” (i.e. the greater of (i) net income for the four preceding quarters, net of distributions and associated tax effects not reflected in net income; and (ii) the average of all net income over the preceding four quarters). If we do not maintain applicable Basel III capital ratio requirements, including the capital conservation buffer, we may not be able to pay dividends on our common stock and preferred stock, including with respect to the Series B Preferred Stock (and indirectly the depositary shares). Although we currently meet and expect to continue to meet applicable Basel III capital ratio requirements, inclusive of the capital conservation buffer, we cannot be sure that we will meet those requirements in the future or that even if we do, we will be able to pay dividends on the Series B Preferred Stock (and indirectly the depositary shares).

The Series B Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Description of the Series B Preferred Stock—Voting Rights” beginning on page S-28 of this prospectus supplement.

The Series B Preferred Stock may be junior in rights and preferences to our future preferred stock, including senior stock authorized and issued without your consent.

The Series B Preferred Stock may rank junior to preferred stock issued in the future that by its terms is expressly senior in rights and preferences to the Series B Preferred Stock. It is possible that we may authorize and issue such shares without your vote or consent, although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series B Preferred Stock is required to authorize or issue any shares of senior stock as described under “Description of the Series B Preferred Stock—Voting Rights—Other Voting Rights.” In addition, the terms of any of our future preferred stock expressly senior to the Series B Preferred Stock may restrict dividend payments on the Series B Preferred Stock. Unless full dividends for all of our outstanding preferred stock senior to the Series B Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, we would expect that no dividends may be declared or paid and no distribution may be made on any shares of the Series B Preferred Stock, and no shares of the Series B Preferred Stock may be repurchased, redeemed, or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Series B Preferred Stock not being paid when due to you.

Dividends on the Series B Preferred Stock are discretionary and non-cumulative.

Dividends on the Series B Preferred Stock are discretionary and will not be cumulative. If our Board of Directors or a duly authorized committee of our Board of Directors does not declare a dividend on the Series B Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors or a duly authorized committee of our Board of Directors declares a dividend on the Series B Preferred Stock for any future dividend period.

Additionally, when dividends are not paid in full upon the Series B Preferred Stock and parity stock (including the Series A Preferred Stock), if any, for the immediately preceding period and, in the case of parity stock entitled to cumulative dividends, the related prior periods, all dividends declared upon the Series B Preferred Stock and parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series B Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock, if any, on a per share basis for the related prior periods, as the case may be, bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Series B Preferred Stock.

There has been recent adverse credit rating action by Moody’s and there could be further action that has a negative effect on the market price of the depositary shares, and credit ratings generally may not reflect all risks associated with an investment in the Series B Preferred Stock and the depositary shares offered hereby.

On May 31, 2024, Moody’s placed all long-term ratings and assessments of Bank of Hawai‘i Corporation and the Bank on review for downgrade. Moody’s noted that if a downgrade was to occur upon completion of the review, any such downgrade of the long-term ratings and assessments will likely be restricted to one notch, although no assurance can be given that Moody’s will not take a more adverse ratings action. Moody’s cited credit quality challenges from asset concentrations and profitability pressures as higher-for-longer interest rates put pressure on our creditworthiness.

Credit rating agencies rate the Series B Preferred Stock and the depositary shares on factors that include our financial condition, results of operations and cash flows, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, downgrading or withdrawing the current rating or assigning a positive, stable or negative outlook for our rating or placing us on a watch list for possible future downgrading.

The recent Moody’s action may, and a prolonged review without any positive action by Moody’s or any downgrade or negative change in outlook by Moody’s as a result of their current review may, increase our cost of funding, limit our access to the capital markets and adversely affect the market price of our securities, including the depositary shares offered hereby. In addition, any future adverse ratings action by Moody’s (beyond those described above) or by any other credit rating agency would also likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the depositary shares offered hereby.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward, withdrawn entirely, assigned a negative outlook or placed on a watch list at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the depositary shares. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the depositary shares or the Series B Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the depositary shares.

The Series B Preferred Stock (and indirectly the depositary shares) may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a comparable security at the same or higher yield.

Subject to the approval of the Federal Reserve (if then required), at our option, we may redeem the Series B Preferred Stock at any time in whole, but not in part, upon the occurrence of a “regulatory capital treatment event,” such as a proposed change in law or regulation after the initial issuance date with respect to whether the Series B Preferred Stock qualifies as a Tier 1 capital instrument. We may also redeem the Series B Preferred Stock at our option, either in whole or in part, from time to time on any dividend payment date on or after August 1, 2029, subject to the approval of the Federal Reserve (if then required). If we redeem the Series B

Preferred Stock, the depositary will redeem the related number of depositary shares and, as a result, you may not be able to reinvest the redemption price you receive in a comparable security at the same or higher yield. Under current U.S. federal income tax law, the redemption of the depositary shares generally would be a taxable event to you. See “Description of the Series B Preferred Stock—Redemption” beginning on page S-26, “Material United States Federal Income Tax Consequences—U.S. Holders—Redemptions of the Depositary Shares” beginning on page S-38, and “Material United States Federal Income Tax Consequences—Non-U.S. Holders—Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares” beginning on page S-40 for more information on redemption of the Series B Preferred Stock (and indirectly the depositary shares).

Investors should not expect us to redeem the Series B Preferred Stock (and indirectly the depositary shares) on the initial date it becomes redeemable or on any particular date after it becomes redeemable.

The Series B Preferred Stock has no maturity date and we are not required to redeem or repurchase, nor are the holders of the Series B Preferred Stock or depositary shares entitled to require that we redeem, the Series B Preferred Stock or the depositary shares. The Series B Preferred Stock may be redeemed by us at our option, subject to regulatory approval (if then required), either in whole or in part, from time to time, on any dividend payment date on or after August 1, 2029. The Series B Preferred Stock may also be redeemed by us at our option, subject to regulatory approval (if then required), in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event” as described herein. Upon any such redemption, the related depositary shares will also be redeemed. Any decision we may make at any time to propose a redemption of the Series B Preferred Stock (and indirectly the depositary shares) will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time. Holders of the depositary shares should not expect us to redeem the Series B Preferred Stock (and indirectly the depositary shares) on the initial date it becomes redeemable or on any particular date after it becomes redeemable. Accordingly, the Series B Preferred Stock and depositary shares will remain outstanding indefinitely unless and until we decide to exercise our redemption option and receive the prior approval of the Federal Reserve.

Our right to redeem the Series B Preferred Stock (and indirectly the depositary shares) is subject to limitations, including any required approval of the Federal Reserve and any parity stock (including the Series A Preferred Stock) limitations.

Our right to redeem the Series B Preferred Stock (and indirectly the depositary shares) is subject to limitations. Under the Federal Reserve’s current capital adequacy regulations and policies applicable to bank holding companies, any redemption of the Series B Preferred Stock (and indirectly the depositary shares) is subject to prior approval of the Federal Reserve. Additionally, prior to redeeming the Series B Preferred Stock or immediately afterward, we must either replace the redeemed Series B Preferred Stock with an equal amount of Tier 1 capital instruments or demonstrate to the Federal Reserve’s satisfaction that following redemption, we will continue to hold capital commensurate with our risks. We cannot assure you that the Federal Reserve will approve any redemption of the Series B Preferred Stock (and indirectly the depositary shares) that we may propose.

Our outstanding Series A Preferred Stock limits dividend payments and redemptions of any parity stock (including the Series B Preferred Stock) unless the full dividends for the immediately preceding dividend period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside, unless made pro rata with any such parity stock. We would expect any future parity stock issued by us to include similar limitations.

Our ability to receive dividends and other distributions from our subsidiaries could affect our liquidity and ability to pay dividends on the Series B Preferred Stock (and indirectly the depositary shares).

We are a separate and distinct legal entity from our subsidiaries. We anticipate that dividends and other distributions to us from our direct and indirect subsidiaries (including the Bank) will represent a major source of funds for us to pay dividends on the Series B Preferred Stock (and indirectly the depositary shares), make payments on corporate debt securities and meet other obligations. There are various federal and state laws and regulations that limit the extent to which the Bank can finance or otherwise supply funds to us through dividends and loans without regulatory approval. These limitations include capital adequacy regulations and policies of the Bank’s regulators generally and specifically the Federal Reserve, Federal Reserve Bank of San Francisco and the State of Hawaii Department of Commerce and Consumer Affairs’ Division of Financial Institutions, Prompt Corrective Action regulations, federal banking law requirements concerning the payment of dividends out of net profits or surplus, Sections 23A and 23B of the Federal Reserve Act and Regulation W governing transactions between an insured depository institution and its affiliates, as well as general federal and state regulatory oversight to prevent unsafe or unsound practices. If the earnings of our subsidiaries are not sufficient to make dividend payments to us while maintaining adequate capital levels, our liquidity may be affected and we may not be able to make dividend payments to holders of the Series B Preferred Stock (and indirectly the depositary shares) and other parity or senior stock, make payments on outstanding corporate debt securities or meet other obligations, each and any of which could have a material adverse impact on our business, results of operations, liquidity, financial condition or prospects.

Holders of the Series B Preferred Stock and the depositary shares will have limited voting rights.

Holders of the Series B Preferred Stock and, in turn, the depositary shares will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Series B Preferred Stock will have voting rights only with respect to authorizing or increasing the amount of any equity security ranking senior to the Series B Preferred Stock, certain changes in terms of the Series B Preferred Stock, certain nonpayment of dividends and as otherwise required by applicable law. See “Description of the Series B Preferred Stock—Voting Rights” beginning on page S-28 of this prospectus supplement.

Holders of depositary shares must act through the depositary to exercise any voting rights of the Series B Preferred Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Series B Preferred Stock. While the depositary will vote the maximum number of whole shares of Series B Preferred Stock in accordance with the instruction it receives, any remaining votes of holders of the depositary shares will not be voted.

Offerings of debt, which is senior to the Series B Preferred Stock upon liquidation, may adversely affect the market price of our depositary shares.

We may attempt to increase our capital resources in the future or, if our regulatory capital or liquidity ratios fall below the required minimums, we could be forced to raise additional capital or liquidity by obtaining loans or making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock and common stock, which may adversely affect the market price of the depositary shares. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Series B Preferred Stock and, in turn, the depositary shares.

We cannot assure you that a liquid trading market for the depositary shares will develop or be maintained or be liquid, and you may find it difficult to sell your depositary shares.

The depositary shares are a new issue of securities with no established trading market. We will apply to list the depositary shares on the NYSE under the symbol “BOHPrB.” However, there is no guarantee that we will be able to list the depositary shares If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not be maintained and it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

The amount of your liquidation preference is fixed and you have no right to receive any greater payment.

The payment upon liquidation is fixed at the liquidation preference of $25 per depositary share, plus an amount equal to all declared and unpaid dividends thereon, without accumulation of any undeclared dividends, to, but not including, the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts. In addition, if the market price of your depositary shares is greater than the liquidation preference, you have no right to receive the market price from us upon our liquidation.

General market conditions and unpredictable factors could adversely affect the future market price for the depositary shares.

The future market price of the depositary shares will depend on many factors, including:

•

whether we declare or fail to declare dividends on the Series B Preferred Stock (and indirectly the depositary shares) or any other preferred stock (including the Series A Preferred Stock) from time to time;

•	our issuance of additional classes or series of preferred stock, including senior and/or parity stock, in the future;

•	our operating performance, liquidity, financial condition, business and prospects, or the operating performance, liquidity, financial condition, business and prospects of our competitors;

•	our creditworthiness;

•

the ratings and outlook given to our securities by credit-rating agencies, including the ratings given to the Series B Preferred Stock or depositary shares (including any downgrade in ratings as noted above);

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops.

Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of our depositary shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our Board of Directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time and to set the terms of such classes or series of preferred stock, including voting rights, dividend rights, and preferences, in each case without common shareholder approval but subject to the approval of the requisite number of holders of depositary shares representing interests in the Series B Preferred Stock in case of issuance of any equity security ranking senior to the Series B Preferred Stock. If we issue preferred stock in the future that has preference over the Series B Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series B Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be materially and adversely affected. The market price of the depositary shares could decline as a result of such offering or other offerings, as well as other sales of a large block of depositary shares, Series B Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur.

Holders of depositary shares may not be entitled to the dividends-received deduction or reduced rates applicable to qualified dividend income.

Distributions paid to corporate U.S. holders of the depositary shares may be eligible for the dividends-received deduction and distributions paid to non-corporate U.S. holders of the depositary shares may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock (and related depositary shares) to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Series B Preferred Stock (and related depositary shares) with respect to any fiscal year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of depositary shares in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $     million. We intend to use the net proceeds from our sale of the depositary shares in this offering for general corporate purposes, which may include supporting asset growth.

CAPITALIZATION

The following table sets forth our capitalization and capital ratios as of March 31, 2024 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the sale of      depositary shares, representing shares of Series B Preferred Stock, by us in this offering, after the underwriting discount and estimated offering expenses payable by us. You should read this table in conjunction with our consolidated financial statements and the notes thereto included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2024
(In thousands, except share amounts)	Actual	As Adjusted
Capitalization
Shareholders’ Equity
Preferred Stock, % Fixed Rate Non-Cumulative Perpetual Series B, $0.01 par value, $1,000 liquidation preference per share; shares issued and outstanding	—
Preferred Stock, 4.375% Fixed Rate Non-Cumulative Perpetual Series A, $0.01 par value, $1,000 liquidation preference per share; 180,000 shares issued and outstanding	180,000		180,000
Common Stock, par value $0.01 per share, 500,000,000 shares authorized, 39,720,724 shares outstanding	584		584
Treasury Stock, at cost: 19,032,984 shares	(1,116,418)		(1,116,418)
Capital Surplus	640,663
Retained Earnings	2,114,729		2,114,729
Accumulated Other Comprehensive Income (Loss)	(383,581)		(383,581)

Total Shareholders’ Equity	$1,435,977	$

Capital Ratios
Common Equity Tier 1 Capital Ratio	11.50%		%
Tier 1 Capital Ratio	12.74%		%
Total Capital Ratio	13.81%		%
Tier 1 Leverage Ratio	7.62%		%

DESCRIPTION OF THE SERIES B PREFERRED STOCK

The following description supplements and, to the extent it is inconsistent, supersedes the description of the general provisions of our preferred stock set forth in the accompanying prospectus. As used in this description of the Series B Preferred Stock, “we,” “our,” “us,” “the Issuer” or “Bank of Hawai‘i Corporation” refers to Bank of Hawaii Corporation and not to any of our subsidiaries. The following description is qualified in its entirety by the Certificate of Designations relating to the Series B Preferred Stock (the “Certificate of Designations”), and where this description is inconsistent with the description of the Preferred Stock contained in the accompanying prospectus or the description of the Series B Preferred Stock in the Certificate of Designations, the Certificate of Designations will control.

General

The Series B Preferred Stock is a single series of our authorized preferred stock. We are offering      depositary shares, representing      shares of the Series B Preferred Stock, by this prospectus supplement and the accompanying prospectus. Shares of the Series B Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Series B Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Series B Preferred Stock through the depositary, as described in the section entitled “Description of Depositary Shares” beginning on page S-31 in this prospectus supplement.

Shares of the Series B Preferred Stock will rank, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, respectively: (i) senior to our common stock and any other class or series of stock we may issue in the future that, by its terms, is junior to the Series B Preferred Stock; (ii) junior to any of our existing and future indebtedness; and (iii) on a parity with the Series A Preferred Stock and at least equally with each other series of preferred stock we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior stock that may be issued with the consent of the requisite number of holders of the Series B Preferred Stock and all other parity stock, if any). See “Voting Rights—Other Voting Rights” below. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

The Series B Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of us to redeem or repurchase the Series B Preferred Stock. The Series B Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

We reserve the right to re-open this series of preferred stock and issue additional shares of the Series B Preferred Stock either through public or private sales at any time and from time to time without notice to, or consent of holders of, the Series B Preferred Stock or the depositary shares, provided that such additional shares of Series B Preferred Stock will only be issued if they are fungible with the original shares for tax purposes and such additional shares shall only be entitled to dividends declared on or after the date they are issued. The additional shares of Series B Preferred Stock and related depositary shares would form a single series with the Series B Preferred Stock and related depositary shares, respectively, offered by this prospectus supplement. In addition, we may from time to time, without notice to, or consent of, holders of the Series B Preferred Stock or the depositary shares, issue additional shares of preferred stock that rank equally with or junior to the Series B Preferred Stock.

Dividends

General

Dividends on the Series B Preferred Stock will not be cumulative or mandatory. If our Board of Directors or a duly authorized committee of our Board of Directors does not declare a dividend on the Series B Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividends for that dividend period, whether or not our Board of Directors or a duly authorized committee of our Board of Directors declares a dividend on the Series B Preferred Stock for any future dividend period. A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series B Preferred Stock.

Holders of Series B Preferred Stock will be entitled to receive, if, when and as declared by our Board of Directors or a duly authorized committee of our Board of Directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Series B Preferred Stock at a rate equal to    % per annum for each quarterly dividend period from the original issue date of the depositary shares through the redemption date of the Series B Preferred Stock, if any. Dividends payable on the Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In the event that we issue additional shares of Series B Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.

If declared by our Board of Directors or a duly authorized committee of our Board of Directors, we will pay dividends on the Series B Preferred Stock quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2024 (each such date, a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A business day means any weekday that is neither a legal holiday in New York, New York or Honolulu, Hawai‘i or a day on which banking institutions in New York, New York or Honolulu, Hawai‘i are authorized or required to be closed.

Dividends will be payable to holders of record of Series B Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable payment date, as shall be fixed by our Board of Directors or a duly authorized committee of our Board of Directors. The corresponding record dates for the depositary shares will be the same as the record dates for the Series B Preferred Stock.

Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series B Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption—Redemption Procedures” on page S-26, unless we default in the payment of the redemption price of the shares of the Series B Preferred Stock called for redemption.

Additional Information

Our ability to pay dividends in the future is subject to compliance with applicable law and bank regulatory requirements, including (but not limited to) capital adequacy regulations and policies established by the Federal Reserve.

So long as any share of Series B Preferred Stock remains outstanding, (1) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (including, without limitation, our common stock) (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by us (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (v) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) and (3) no shares of parity stock (including the Series A Preferred Stock), if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by us), during a dividend period (other than (i) pursuant to pro rata actions applicable to the Series B Preferred Stock and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, or (v) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), unless, in each case, the full dividends for the immediately preceding dividend period on all outstanding shares of Series B Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

We will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the Series B Preferred Stock (including the Series A Preferred Stock), if any, unless we have paid or set apart funds for the payment of dividends on the Series B Preferred Stock. When dividends are not paid in full upon the shares of Series B Preferred Stock and parity stock (including the Series A Preferred Stock), if any, for the immediately preceding period and, in the case of parity stock entitled to cumulative dividends, the related prior periods, all dividends declared upon shares of Series B Preferred Stock and parity stock (including the Series A Preferred Stock), if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series B Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock (including the Series A Preferred Stock), if any, on a per share basis for the related prior periods, as the case may be, bear to each other.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our stock hereafter authorized over which Series B Preferred Stock has preference or priority in the payment of dividends and/or in the distribution of assets on our liquidation, dissolution or winding up.

As used in this prospectus supplement, “parity stock” means the Series A Preferred Stock (as defined below) and any other class or series of our stock that ranks on a parity with the Series B Preferred Stock in the payment of dividends and/or in the distribution of assets on our liquidation, dissolution or winding up. As of the date of this prospectus supplement, the Series A Preferred Stock is the only parity stock outstanding.

As used in this prospectus supplement, “senior stock” means any other class or series of our stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding up. As of the date of this prospectus supplement, there are no shares of senior stock outstanding.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our Board of Directors or a duly authorized committee of our Board of Directors, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series B Preferred Stock from time to time out of any funds legally available for such payment, and the holders of Series B Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series B Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including (without limitation) applicable capital adequacy regulations and policies of the Federal Reserve.

Redemption

Optional Redemption

The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Series B Preferred Stock at our option, subject to regulatory approval (if then required), in whole or in part, from time to time, on any dividend payment date on or after August 1, 2029, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. Neither the holders of Series B Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series B Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event

Subject to regulatory approval (if then required), we may redeem shares of the Series B Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to, but excluding, the redemption date. A “regulatory capital treatment event” means our good faith determination that, as a result of: (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of any share of Series B Preferred Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the original issue date of any share of Series B Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the original issue date of any share of Series B Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference of the shares of Series B Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the Federal Reserve’s capital adequacy regulations and policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Notwithstanding the foregoing, we may not redeem shares of the Series B Preferred Stock (1) without having received the prior approval of the appropriate federal banking agency, if then required under capital rules applicable to us and (2) unless permitted by the terms of any senior and parity stock at the time.

Redemption Procedures

If shares of the Series B Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of the Series B Preferred Stock to be redeemed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series B Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Series B Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series B Preferred Stock to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the certificates evidencing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price.

On and after the redemption date, dividends will cease to accrue on shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under “—Voting Rights” below, except the right to receive the redemption price, including any unpaid dividends. See “Description of Depositary Shares” beginning on page S-31 of this prospectus supplement for information about redemption of the depositary shares relating to the Series B Preferred Stock.

In case of any redemption of only part of the shares of the Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot or in such other manner determined by us to be fair and equitable. For depositary shares held in book-entry form, see “Book-Entry Procedures and Settlement” beginning on page S-34 of this prospectus supplement.

Under the Federal Reserve’s current capital adequacy regulations applicable to bank holding companies, any redemption of the Series B Preferred Stock is subject to prior approval by the Federal Reserve and we must either replace the shares to be redeemed with an equal amount of Tier 1 capital instruments or demonstrate to the Federal Reserve that we will continue to hold capital commensurate with our risk. See “Risk Factors—Our right to redeem the Series B Preferred Stock (and indirectly the depositary shares) is subject to certain limitations, including any required approval of the Federal Reserve” on page S-17 in this prospectus supplement. Any redemption of the Series B Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy regulations and policies of the Federal Reserve applicable to redemption of the Series B Preferred Stock.

Neither the holders of the Series B Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series B Preferred Stock, nor should such holders expect us to redeem the Series B Preferred Stock or the depositary shares on the date the Series B Preferred Stock initially becomes redeemable or at any time thereafter.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series B Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other junior stock but subject to the rights of holders of any senior stock. Holders of the Series B Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series B Preferred Stock and all holders of parity stock, if any, as to such distribution with the Series B Preferred Stock, the amounts paid to the holders of Series B Preferred Stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series B Preferred Stock and parity stock, if any, as well as to holders of any senior stock, the holders of our junior stock shall be entitled to receive all of our remaining assets according to their respective rights and preferences.

In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

For purposes of this section, our merger or consolidation with any other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets for cash, securities or other property, shall not constitute our liquidation, dissolution or winding up.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series B Preferred Stock, to participate in the assets of any of our subsidiaries, upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary, and any preferred equityholders of such subsidiary.

Voting Rights

Except as provided below, the holders of the Series B Preferred Stock will have no voting rights.

Right to Elect Two Directors upon Nonpayment

If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Series B Preferred Stock for six quarterly dividend periods, whether or not consecutive (a “Nonpayment Event”), the number of directors on our Board of Directors shall automatically be increased by two. The holders of shares of Series B Preferred Stock shall have the right, together with holders of any other equally ranked series of preferred stock that have similar voting rights (including the Series A Preferred Stock), if any (“Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two additional members of our Board of Directors (the “Preferred Stock Directors”) to fill such newly created directorships. Our Board of Directors shall at no time include more than two Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights.

In the event that the holders of the Series B Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preferences of all shares of Series B Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of our shareholders. Any request to call a special meeting for the initial election of Preferred Stock Directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Series B Preferred Stock and/or Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our charter or bylaws or by applicable law. If our Secretary fails to call a special meeting for the election of Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series B Preferred Stock may call such a meeting at our expense solely for the election of Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders if such office shall not have been previously terminated as below provided. The holders of Series B Preferred Stock will not have the right to cumulate votes for the election of Preferred Stock Directors.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series B Preferred Stock and Voting Parity Stock, representing a majority of the combined liquidation preferences of the Series B Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the then-remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series B Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors will each be entitled to one vote per director on any matter that shall come before our Board of Directors for a vote.

When dividends have been paid in full on the Series B Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of the Series B Preferred Stock to elect the Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of holders of the Series B Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors shall automatically be reduced accordingly.

In addition, if and when the rights of holders of Series B Preferred Stock terminate for any reason, including under circumstances described above under “—Redemption,” such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price, including any unpaid dividends), and the terms of any additional directors elected by the holders of Series B Preferred Stock and Voting Parity Stock, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise has the power to directly or indirectly exercise a “controlling influence” over our management or policies, will be required to obtain the prior approval of the Federal Reserve and be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) in order to acquire or retain those shares. In addition, at the time such series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company) will generally be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.

Other Voting Rights

So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series B Preferred Stock, voting separately as a class, shall be required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•

amend the provisions of our charter (including the Certificate of Designations creating the Series B Preferred Stock) so as to adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series B Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon our liquidation, dissolution or winding up will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock; or

•

consummate a binding share-exchange or reclassification involving the Series B Preferred Stock, or a merger or our consolidation with or into another entity unless (i) the shares of the Series B Preferred

Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving or resulting entity or entity controlling such entity, and (ii) the shares of the remaining Series B Preferred Stock or new preferred securities have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed.

Voting Rights under Delaware Law

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our charter that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of such class, so as to affect them adversely. If any such proposed amendment would alter or change powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our charter.

Other Preferred Stock

Our charter authorizes our Board of Directors to create and provide for the issuance of one or more series of preferred stock, par value $0.01 per share, without the approval of our shareholders. Our Board of Directors can also determine the terms, including the designations, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of any preferred stock. Currently, 20,000,000 shares of our capital stock are classified as preferred stock under our charter.

On June 15, 2021, we issued and sold 7,200,000 depositary shares, each representing a 1/40th ownership interest in a share of 4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”). The Series A Preferred Stock has a liquidation preference of $1,000 per share. Net proceeds, after underwriting discounts and expenses, totaled $175.5 million. Dividends on the Series A Preferred Stock are not cumulative and will be paid when declared by the our Board of Directors to the extent that we have legally available funds to pay dividends. If declared, dividends will accrue and be payable quarterly, in arrears, on the liquidation preference amount, on a non-cumulative basis, at a rate of 4.375% per annum. Holders of the Series A Preferred Stock will not have voting rights, except with respect to certain changes in the terms of the Series A Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. We may redeem the Series A Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after August 1, 2026 or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in either case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. The Series A Preferred Stock is parity stock and Voting Parity Stock, in each case as defined in this prospectus supplement.

Depositary Agent, Transfer Agent and Registrar

Computershare, Inc. and Computershare Trust Company, N.A. will be the joint depositary and transfer agent and registrar for the Series B Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

Preemptive and Conversion Rights

The holders of the Series B Preferred Stock do not have any preemptive or conversion rights.

DESCRIPTION OF DEPOSITARY SHARES

The following description summarizes specific terms and provisions of the depositary shares relating to the Series B Preferred Stock.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Series B Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Series B Preferred Stock, and will be evidenced by depositary receipts. We will deposit the underlying shares of the Series B Preferred Stock with a depositary pursuant to a deposit agreement between us and Computershare, Inc. and Computershare Trust Company, N.A., acting as joint depositary and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series B Preferred Stock represented by such depositary share, to all the rights and preferences of the Series B Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this prospectus supplement, references to “depositary shares”, unless the context requires otherwise, mean the depositary shares representing interests in the Series B Preferred Stock and references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry Procedures and Settlement” beginning on page S-34 of this prospectus supplement.

Immediately following the issuance of the Series B Preferred Stock, we will deposit the Series B Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters for delivery to investors. Copies of the forms of Deposit Agreement and the depositary receipt may be obtained from us upon request and in the manner described in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

Amendment and Termination of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of depositary shares. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts evidencing the depositary shares will not be effective unless such amendment has been approved by holders of such receipts representing in the aggregate at least two-thirds of the depositary shares then outstanding.

The Deposit Agreement may be terminated by us or the depositary if: (i) all outstanding depositary shares have been redeemed; (ii) there has been made a final distribution in respect of the Series B Preferred Stock in connection with our liquidation, dissolution or winding-up, and such distribution has been distributed to the holders of depositary shares; or (iii) there has been consent of holders of depositary shares representing not less than two-thirds of the depositary shares outstanding.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend payable on the related share of the Series B Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series B Preferred Stock to the record holders of depositary shares relating to the underlying Series B

Preferred Stock in proportion to the number of depositary shares held by the holders. If we make a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series B Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series B Preferred Stock, until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series B Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series B Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Series B Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends and in the case of redemption following a regulatory capital treatment event, accrued and unpaid dividends (whether or not declared) for the then-current dividend period, to but excluding the redemption date.

Whenever we redeem shares of Series B Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series B Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot or in such other manner determined by us to be fair and equitable. For depositary shares held in book-entry form, see “Book-Entry Procedures and Settlement” beginning on page S-34 of this prospectus supplement. The depositary will send notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series B Preferred Stock and the related depositary shares.

Voting the Series B Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series B Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series B Preferred Stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the depositary will send the information contained in the notice to the record holders of the depositary shares relating to the Series B Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series B Preferred Stock, may instruct the depositary to vote the amount of the Series B Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the maximum number of whole shares of the Series B Preferred Stock represented by depositary shares as to which any particular voting instructions are received and in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series B Preferred Stock, it will not vote the amount of the Series B Preferred Stock represented by such depositary shares (but, at its discretion, may appear at any meeting with respect to the Series B Preferred Stock represented by such depositary shares, unless directed to the contrary by the holders of all of the depositary shares).

Depositary Agent, Transfer Agent and Registrar

Computershare, Inc. and Computershare Trust Company, N.A. will be the joint depositary and transfer agent and registrar for the depositary shares. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

Form of Series B Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Procedures and Settlement” on page S-34 in this prospectus supplement. The Series B Preferred Stock will be issued in registered form to the depositary.

Listing of Depositary Shares

We will apply to list the depositary shares on the NYSE under the symbol “BOHPrB.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period following the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the depositary shares under a book-entry system in the form of one or more global depositary receipts. We will register the global depositary receipts in the name of Cede & Co., as a nominee for The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC. The global depositary receipts will be deposited with the depositary.

Following the issuance of the depositary shares in book-entry only form, DTC will credit the accounts of its participants with the depositary shares upon our instructions. DTC will thus be the only registered holder of the depositary receipts representing the depositary shares and will be considered the sole owner of the depositary receipts for purposes of the Deposit Agreement.

Global depositary receipts may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global depositary receipts may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global depositary receipts will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the depositary receipts evidencing the depositary shares, it will credit, on its book-entry registration and transfer system, the depositary shares evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global depositary receipts will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global depositary receipts will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global depositary receipts).

Investors in the global depositary receipts that are participants may hold their interests therein directly through DTC. Investors in the global depositary receipts that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global depositary receipts on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global depositary receipt, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in depositary receipts to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global depositary receipt to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or any successor depositary for a depositary receipt, or any nominee, is the registered holder of such depositary receipt, DTC or such successor depositary or nominee will be considered the sole owner or holder of the depositary shares represented by such depositary receipts for all purposes under the Deposit Agreement. Except as set forth below, owners of beneficial interests in a depositary receipt will not be entitled to have depositary shares represented by such depositary receipt registered in their names, will not receive or be entitled to receive physical delivery of depositary shares or depositary receipts in definitive form, and will not be considered the owners or holders thereof for any purpose under the Deposit Agreement. Accordingly, each person owning a beneficial interest in a depositary receipt must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Deposit Agreement. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the depositary receipts desires to give any consent or take any action under the Deposit Agreement, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the depositary shares that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global depositary receipts representing the depositary shares. Under the terms of the Deposit Agreement, the depositary will treat the persons in whose names the depositary shares, including the depositary receipts, are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any depositary, nor any agent of us or any such depositary will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the depositary receipts, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to the depositary receipts, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global depositary receipts held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us, any depositary, nor any agent of us or of any such depositary. Neither we nor any such depositary or agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the depositary shares, and we and any such depositary or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of the depositary shares are redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global depositary receipts in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of depositary shares only at the direction of one or more participants to whose account DTC has credited the interests in the global depositary receipts and only in respect of such portion of the aggregate amount of the depositary shares as to which such participant or participants has or have given such direction.

Owners of beneficial interests in a global depositary receipt will not be entitled to receive physical delivery of the related depositary shares or any depositary receipts in certificated form and will not be considered the holders of the depositary shares or depositary receipts for any purpose Deposit Agreement, and no depositary receipt will be exchangeable, except for another depositary receipt of the same denomination and tenor to be registered in the name of DTC or a successor depositary or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or indirect participant through which the beneficial owner owns its interest to exercise any rights of a holder under Deposit Agreement.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any depositary, nor any agent of us or of any such depositary, nor any underwriter will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy or completeness of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. The following summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Department of the Treasury (the “Treasury”) regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of that investor’s individual circumstances, nor does it address the effects of any state, local or non-U.S. tax laws, any tax treaty or any U.S. federal estate, gift, generation-skipping transfer or alternative minimum tax considerations. This summary is limited to taxpayers who will hold the depositary shares as “capital assets” within the meaning of Section 1221 of the Code, and it does not purport to be applicable to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, grantor trusts, partnerships or other entities classified as partnerships for U.S. federal income tax purposes (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, controlled foreign corporations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, passive foreign investment companies for U.S. federal income tax purposes, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion,” “wash sale,” “constructive sale,” “integrated transaction” for U.S. federal income tax purposes or other risk reduction transaction. This summary does not address the tax considerations that may be relevant to subsequent purchasers of the depositary shares and does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered in connection therewith).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.

We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

The remainder of this discussion assumes that beneficial owners of the depositary shares will be treated as owners of the underlying Series B Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

As used in this discussion, the term “U.S. holder” means a beneficial owner of the depositary shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia (and certain non-U.S. entities taxed as U.S. corporations under specialized sections of the Code);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions. Distributions with respect to the depositary shares will be taxable as dividend income to the extent paid out of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such depositary shares, and thereafter as capital gain.

Distributions with respect to the depositary shares taxable as dividends for U.S. federal income tax purposes paid to a corporate U.S. holder will generally qualify for a 50% dividends-received deduction. However, a corporate U.S. holder may not be entitled to take the 50% dividends-received deduction in all circumstances, and, even if it is so entitled, may be subject to special rules in respect of its ownership of the depositary shares. Corporate U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and with respect to the possible application of the extraordinary dividend provisions of the U.S. federal income tax law to their ownership or disposition of the depositary shares in their particular circumstances.

Distributions with respect to the depositary shares taxable as dividends for U.S. federal income tax purposes paid to a noncorporate U.S. holder will generally represent “qualified dividend income.” Qualified dividend income is taxable at preferential rates applicable to long-term capital gains, provided that certain holding period requirements are met and certain other conditions are satisfied.

A U.S. holder should consult its own tax advisors regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of its particular circumstances.

Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares. A U.S. holder will generally recognize capital gain or loss on a sale or exchange or other taxable disposition (other than certain redemptions described under “U.S. Holders—Redemptions of the Depositary Shares”) of the depositary shares equal to the difference, if any, between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the depositary shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the depositary shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Redemptions of the Depositary Shares. The tax treatment accorded to any redemption by us of our depositary shares from a U.S. holder can only be determined on the basis of the particular facts as to each U.S. holder of our depositary shares at the time of redemption.

In general, a U.S. holder of our depositary shares will recognize capital gain or loss measured by the difference between the amount received by the U.S. holder for such depositary shares upon the redemption and such U.S. holder’s adjusted tax basis in the depositary shares redeemed if such redemption is considered to:

•	result in a complete termination of the U.S. holder’s stock interest in us;

•	be substantially disproportionate with respect to the U.S. holder;

•	be not essentially equivalent to a dividend with respect to the U.S. holder; or

•	be a redemption of stock held by a shareholder who is not a corporation and where such redemption results in a partial liquidation of us.

In applying these tests, there must be taken into account not only the depositary shares being redeemed, but also such U.S. holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. A U.S. holder of our depositary shares also must take into account any such securities (including options) which are considered to be owned by such U.S. holder by reason of the constructive ownership rules set forth in Section 318 of the Code.

If the redemption does not meet any of the tests described above, then the redemption proceeds received from our depositary shares will be treated as a distribution on our shares and will be taxable as described under the caption “U.S. Holders—Distributions” above. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, U.S. holders are urged to consult their own tax advisors regarding the allocation of their tax basis in the redeemed and remaining depositary shares.

Information Reporting and Backup Withholding. Information returns will generally be filed with the IRS in connection with the payment of dividends or other taxable distributions on the depositary shares to noncorporate U.S. holders and certain payments of proceeds to U.S. holders on the sale, exchange or redemption of the depositary shares. Additionally, such payments may be subject to backup withholding (currently at a rate of 24%) unless such U.S. holder (a) comes within certain exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the IRS in a timely manner.

Non-U.S. Holders

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of the depositary shares other than a U.S. holder as defined above or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

Dividends. Distributions with respect to the depositary shares taxable as dividends for U.S. federal income tax purposes paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless such dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment). In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder generally must furnish us or other payor with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) before the distribution date. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Dividends paid to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment of the non-U.S. holder in the United States) generally are not subject to U.S. federal withholding tax, provided that the non-U.S. holder furnishes us or other payor with a properly executed IRS Form W-8ECI before the distribution date. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty, subject to certain adjustments.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares. Subject to the discussion below under “—Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding on gain realized on the sale, exchange or other taxable disposition of the depositary shares so long as:

•

the gain is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and if required by an applicable tax treaty, the gain is not attributable to a permanent establishment maintained by such non-U.S. holder in the United States);

•

in the case of a nonresident alien individual, such non-U.S. holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met); and

•

the depositary shares do not constitute U.S. real property interests in a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held the depositary shares. We do not believe that we currently are a USRPHC or that we will become one in the future.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may, under certain circumstances be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses, if any, for the taxable year, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

As discussed above under “U.S. Holders—Redemptions of the Depositary Shares,” an amount paid to a holder of depositary shares in connection with a redemption of the depositary shares may, under certain circumstances, be treated as a dividend. In that case, the payment would be subject to the rules for dividends described above under “Non-U.S. Holders—Dividends.”

Information Reporting and Backup Withholding. Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

U.S. backup withholding (currently at a rate of 24%) will generally apply on payment of dividends to a non-U.S. holder unless such non-U.S. holder furnishes to the payor a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) or otherwise establishes an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares by a non-U.S. holder is subject to both backup withholding and information reporting unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying its non-U.S. status or otherwise establishes an exemption. The payment of proceeds from the disposition of depositary shares by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) certifying the non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the recipient is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. Prospective investors should consult their own tax advisors regarding the application of these rules to their particular circumstances.

You should consult your own tax advisor as to particular tax consequences to you of acquiring, holding, and disposing of the depositary shares, including the applicability and effect of other United States federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the depositary shares by employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies; plans, individual retirement accounts and other arrangements to which Section 4975 of the Code applies and plans or arrangements to which the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), apply; and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of which is referred to hereunder as a “Plan”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions (“ERISA Plans”) from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws (such Plans referred to herein as “Similar Law Plans”).

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the depositary shares were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), a sale prohibited by Section 406(a)(1)(A) of ERISA or Section 4975(c)(1)(A) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

Prohibited transaction class exemptions, or PTCEs, issued by the United States Department of Labor, as well as certain statutory exemptions available under ERISA and the Code, may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the depositary shares. Those class and statutory exemptions include:

•	PTCE 96-23—for certain transactions determined by in-house asset managers;

•	PTCE 95-60—for certain transactions involving insurance company general accounts;

•	PTCE 91-38—for certain transactions involving bank collective investment funds;

•	PTCE 90-1—for certain transactions involving insurance company separate accounts;

•	PTCE 84-14—for certain transactions determined by independent qualified professional asset managers; and

•	ERISA § 408(b)(17); Code § 4975(d)(20)—statutory exemption for certain transactions with service providers.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the depositary shares by a Plan, the depositary shares may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of depositary shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws. Any purchaser or holder of the depositary shares or any interest in the depositary shares will be deemed to have represented in its fiduciary and its corporate capacity throughout the period that such purchaser or holder holds such depository shares that either:

•	it is not a Plan and is not purchasing the depositary shares or interest in the depositary shares on behalf of or with the assets of any Plan; or

•

its purchase, holding and disposition of the depositary shares or interest in the depositary shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws and neither we nor any of our affiliates is a “fiduciary” within the meaning of Section 3(21) of ERISA or Section 4975 of the Code or, with respect to a Plan not subject to ERISA or Section 4975 of the Code, under any applicable Similar Law, with respect to the purchaser or holder in connection with such person’s acquisition, holding or disposition of the depositary shares, or as a result of the exercise by us or any of our affiliates of any rights in connection with the depositary shares.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of depositary shares on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of the depositary shares, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition, holding and disposition of the depositary shares by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of the depositary shares to a Plan is in no respect, a representation by us or the underwriters that any investment in the depositary shares would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan. Each purchaser or holder of a depositary share will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the depositary share does not violate ERISA, the Code or any Similar Laws.

UNDERWRITING

BofA Securities, Inc., J.P. Morgan Securities LLC, Keefe, Bruyette & Woods, Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of depositary shares set forth opposite its name below.

Underwriter	Number of Depositary Shares
BofA Securities, Inc.
J.P. Morgan Securities LLC
Keefe, Bruyette & Woods, Inc.
Wells Fargo Securities, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the depositary shares sold under the underwriting agreement if any of these depositary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and satisfaction of other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the depositary shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a selling concession not in excess of $    per depositary share sold to institutional investors and $    per depositary share sold to retail investors. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of $    per depositary share, to certain other brokers or dealers. After the initial offering of the depositary shares to the public, the underwriters may vary the offering price and other selling terms of the depositary shares from time to time. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of depositary shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

	Public Offering Price	Underwriting Discount (1)	Proceeds to the Issuer (Before Expenses)
Per depositary share	$	$	$
Total	$	$	$

(1)

The underwriting discount is calculated using a weighted average amount of $     per depositary share for retail orders (     depositary shares) and $     per depositary share for institutional orders (     depositary shares).

The expenses of this offering, not including the underwriting discount, are estimated at $     and are payable by us.

No Sales of Similar Securities

We have agreed that, for a period of 30 days after the date of this prospectus supplement and subject to certain exceptions, we will not, directly or indirectly, without the prior written consent of representatives, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of any depositary shares or preferred stock or any securities that are substantially similar to the depositary shares or preferred stock, whether owned as of the date hereof or hereafter acquired or with respect to which we have acquired or hereafter acquire the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap, agreement or transaction is to be settled by delivery of Lock-Up Securities, in cash or otherwise.

NYSE Listing

The depositary shares are a new issue of securities with no established trading. We have applied to list the depositary shares on the NYSE under the symbol “BOHPrB”. If the application is approved, trading of the depositary shares on the NYSE is expected to begin within 30 days after the date of initial delivery of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. They will have no obligation to make a market in the depositary shares, however, and may cease market-making activities, if commenced, at any time. However, an active trading market on the NYSE for the depositary shares may not develop or, even if one develops, may not last, in which case the liquidity and market price of the depositary shares could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer depositary shares at the time and price desired will be limited.

Price Stabilization, Short Positions

Until the distribution of the depositary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing depositary shares. However, the representatives may engage in transactions that have the effect of stabilizing the price of the depositary shares, such as purchases and other activities that peg, fix or maintain that price.

In connection with this offering, the underwriters may bid for or purchase and sell depositary shares in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in this offering. The underwriters may close out any covered short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of depositary shares in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of depositary shares or preventing or retarding a decline in the market price of depositary shares. As a result, the price of depositary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of depositary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended Settlement

We expect that delivery of the preferred stock will be made to investors on    , which will be the    business day following the date of this prospectus supplement (such settlement being referred to as “T+ ”). Under Rule 15c6-1” under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their depositary shares prior to the first business day preceding the date of delivery of the preferred stock referenced above will be required, by virtue of the fact that the preferred stock initially will settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade their depositary shares prior to the first business day preceding the date of delivery of the preferred stock referenced above should consult their advisors.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.

Prohibition of Sales to UK Retail Investors

The depositary shares may not be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(c)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(d)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.

Other regulatory restrictions in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the depositary shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Hong Kong

The depositary shares have not been and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the depositary shares has been or will be issued or has been or will be in the possession of any person for the purpose of the issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance.

Japan

No securities registration statement has been and will be filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the depositary shares. The depositary shares are being offered or sold in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the depositary shares in this offer may not transfer or resell those depositary shares except to other QIIs. Accordingly, the depositary shares are not being offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person or entity resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan except for the private placement above pursuant to an exemption from the registration requirements of the FIEL and in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Korea

The depositary shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The depositary shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the depositary shares may not be resold to Korean residents unless the purchaser of the depositary shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the depositary shares.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) with the Monetary Authority of Singapore, and the offer of the depositary shares in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the depositary shares are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(e)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(f)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the securities and securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the depositary shares except:

(i)

to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

By accepting this prospectus supplement, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the depositary shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

The validity of the Series B Preferred Stock and the depositary shares offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of our internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this prospectus supplement, and any information that we file later with the SEC prior to the termination of this offering will automatically update and, in some cases, supersede the information herein. We hereby “incorporate by reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

•

Our Annual Report on Form 10-K for the year ended December 31, 2023 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 15, 2024);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

•	Our Current Reports on Form 8-K filed on January 25, 2024, February 16, 2024, February 29, 2024, May 1, 2024 and May 1, 2024; and

•	Our registration statement on Form 8-A filed on June 15, 2021, including the description of our Series A Preferred Stock.

We also incorporate by reference in this prospectus supplement any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to:

Chang Park

Manager of Investor Relations

Bank of Hawai‘i Corporation

130 Merchant Street

Honolulu, Hawai‘i 96813

(808) 694-8238

We have filed with the SEC a registration statement on Form S-3. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits that are part of the registration statement. For further information with respect to us and the depositary shares, reference is made to the registration statement, including the prospectus contained therein, and exhibits thereto. Our SEC filings are available to the public from the SEC’s website at https://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC website referred to above.

PROSPECTUS

Bank of Hawai‘i Corporation

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts for Securities

Units

The securities listed above may be offered and sold, from time to time, by Bank of Hawaii Corporation, a Delaware corporation (which may be referred to as “Bank of Hawai‘i Corporation”, “we” or “us” or “our” or the “Issuer”), and/or one or more selling security holders to be identified in the future in amounts, at prices, and on other terms to be determined at the time of the offering. The Issuer will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents or directly to purchasers on a continued or delayed basis.

Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “BOH.” Our principal executive offices are located at 130 Merchant Street, Honolulu, Hawai‘i 96813, and our telephone number is (888) 643-3888.

Investing in the offered securities involves risks. See “Risk Factors” on page 1 of this prospectus and in other documents that we subsequently file with the Securities and Exchange Commission which are incorporated by reference into this prospectus. Additional risk factors may also be set forth in any applicable prospectus supplement.

These securities will be equity securities of the Issuer and will not be savings accounts, deposits, or other obligations of any of our bank or nonbank subsidiaries and will not be insured by the Federal Deposit Insurance Corporation, the deposit insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2024.

-i-

RISK FACTORS

Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, together with all of the other information appearing in this prospectus or in the applicable prospectus supplement or incorporated by reference into this prospectus in light of their particular investment objectives and financial circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we or one or more selling security holders to be identified in the future may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

The following securities may be offered from time to time:

•	common stock;

•	preferred stock;

•	depositary shares;

•	warrants;

•	purchase contracts for securities; or

•	units.

This prospectus provides you with a general description of the securities that we or any selling security holder may offer as well as other information you should know before investing in our securities. Each time that we or any selling security holder offer securities, we will file with the SEC a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

We have not, and the underwriters and their affiliates and agents have not, authorized any person to provide any information or represent anything about us other than what is contained or incorporated by reference in this prospectus or the applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you. The Issuer may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. The Issuer is only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

The Issuer may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by the Issuer directly or through dealers or agents designated from time to time. If the Issuer, directly or through agents, solicits offers to purchase the securities, the Issuer reserves the sole right to accept and, together with its agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

One or more of our subsidiaries, including Bankoh Investment Services, Inc., may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov and on the investor relations page of our website at http://ir.boh.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on, or accessible from, our website is part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules) after the initial filing of the registration statement related to this prospectus until the termination of the offering of the securities covered by the applicable prospectus supplement:

•

Annual Report on Form 10-K for the year ended December 31, 2023 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 15, 2024);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

•	Current Reports on Form 8-K filed on January 25, 2024, February 16, 2024, February 29, 2024, May 1, 2024 and May 1, 2024; and

•

The description of our common stock contained in the Form 8-A filed under our former name, Bancorp Hawaii, Inc., on March 20, 1991, including any amendment or any report or other filing with the SEC filed subsequent thereto and updating that description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make a request by writing to the following address or calling the following telephone number:

Chang Park

Manager of Investor Relations

Bank of Hawai‘i Corporation

130 Merchant Street

Honolulu, Hawai‘i 96813

Phone: (808) 694-8238

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain or incorporate by reference forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading “Risk Factors” included in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other factors described in our periodic reports filed from time to time with the SEC. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons, including, without limitation, those discussed under “Risk Factors” in the applicable prospectus supplement and in other information contained in our publicly available filings with the SEC. Other unknown or unpredictable factors also could have a material adverse effect on us and our business, financial condition and results of operations.

We encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements. Please carefully review and consider the various disclosures made in the applicable prospectus supplement and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, results of operations, financial condition or prospects.

BANK OF HAWAI‘I CORPORATION

We are a Delaware corporation and a bank holding company headquartered in Honolulu, Hawai‘i. Our principal operating subsidiary, Bank of Hawaii (“Bank of Hawai‘i” or the “Bank”), was organized on December 17, 1897, and is chartered by the State of Hawai‘i. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation, and the Bank is a member of the Federal Reserve System.

The Bank, directly and through its subsidiaries, provides a broad range of financial products and services primarily to customers in Hawai‘i, Guam, and other Pacific Islands. The Bank’s subsidiaries include, among others, Bankoh Investment Services, Inc. and Pacific Century Life Insurance Corporation. The Bank’s subsidiaries are engaged in securities brokerage, investment advisory services, and providing credit insurance.

We are organized into three business segments for management reporting purposes: Consumer Banking, Commercial Banking, and Treasury and Other.

As of March 31, 2024, we had, on a consolidated basis, total assets of approximately $23.4 billion, total deposits of approximately $20.7 billion and total shareholders’ equity of approximately $1.4 billion.

Our principal executive offices are located at 130 Merchant Street, Honolulu, Hawai‘i 96813, and our telephone number is (888) 643-3888.

SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling security holders to be identified in the future.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell shares of our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock and Depositary Shares

We may sell shares of our preferred stock in one or more series. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a particular series of preferred stock. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares of preferred stock offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We may sell warrants to purchase shares of our preferred stock, shares of our common stock or units. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our preferred stock, depositary shares or common stock.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we anticipate that the net proceeds from the sale of the securities by the Issuer will be added to our general funds and will be available for general corporate purposes, including, among other things:

•	the repayment of existing indebtedness,

•	the repurchase of our common stock,

•	investments in, or extensions of credit to, our existing or future subsidiaries, and

•	the financing of possible acquisitions.

Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary bank.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through agents;

•	to or through underwriters; or

•	directly to other purchasers.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement or term sheet.

We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for the Issuer by Wachtell, Lipton, Rosen & Katz. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

The consolidated financial statements of Bank of Hawai‘i Corporation appearing in Bank of Hawai‘i Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Bank of Hawai‘i Corporation’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Depositary Shares Each Representing a 1/40th Interest in a Share of     % Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B

Prospectus Supplement

Joint Book-Running Managers

BofA Securities

J.P. Morgan

Keefe, Bruyette & Woods

       A Stifel Company

Wells Fargo Securities

June , 2024